UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2005

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335
(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5171 Clareton Drive Agoura Hills, California 91301
(Address of principal executive offices, with zip code)

(818) 706-3525
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Adoption of Performance Incentive Plan

On May 19, 2005, the stockholders of DTS, Inc. (the “Company”) approved the Digital Theater Systems, Inc. Performance Incentive Plan (the “Plan”), pursuant to which awards of restricted stock that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, may be made to eligible Company employees, including each of the Company’s named executive officers.  The grant and/or vesting of stock awards will be based on achievement of Company and individual performance goals determined and reviewed by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  The Committee may establish performance goals based on business criteria such as return on equity, total capital, assets, sales or invested capital, shareholder return, growth of revenue, operating income or net income, efficiency ratio, net operating expense, net income or operating income, in aggregate or per share, EBITDA, free cash flow generation, ratio of nonperforming assets to total assets, customer service, or individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designated to improve the financial performance of the Company or a specific division or affiliate.

The Committee has the sole discretion to determine who will receive awards, to determine the amounts, terms and conditions of each award and to construe and interpret the terms and conditions of the Plan.  However, no Plan participant may receive an award of more than 200,000 shares for any performance period.  The Committee may set measurement periods and performance goals that differ from participant to participant and from measurement period to measurement period.  There will be no separate or new share reserve for the Plan.  All Plan awards shall be made from the share pool of the Company’s 2003 Equity Incentive Plan.

The Plan is effective as of January 1, 2005.  A copy of the Plan is attached hereto as Exhibit 10.1 and is herein incorporated by reference.

Changes to Compensation

On May 19, 2005, the Compensation Committee of the Company’s Board of Directors approved changes to the compensation for each of the Company’s named executive officers identified in the Company’s definitive proxy statement relating to the 2005 Annual Meeting of Stockholders held on May 19, 2005.  The bonus amounts listed in the table below represent the target bonus for 2005 for each of the persons named.  The actual bonus amounts to be paid will be determined by the Compensation Committee based on the achievement of goals to be specified.  The Compensation Committee also granted options to each of the named executive officers to purchase the number of shares as set forth in the table below.  The stock options have an exercise price of $16.55, the closing price of the Company’s common stock on May 19, 2005.  These options vest over four years in four equal annual installments, with the first installment vesting on May 19, 2006.

Name	Title	Revised Base Salary	Target Bonus	Option Grant (# of Shares)

Jon E. Kirchner	President and Chief Executive Officer	335,000	268,000	100,000
Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer	240,000	132,000	30,000
W. Paul Smith	Senior Vice President, Research and Development	210,000	94,500	15,000
Patrick J. Watson	Senior Vice President, Strategy and Business Development	195,000	87,750	20,000
Jan C. Wissmuller	Senior Vice President, Engineering and Product Development	210,000	94,500	15,000

Approval of New Employment Agreements

The Company is in the process of entering into new employment agreements with each of its executive officers on terms approved by the Compensation Committee of the Company’s Board of Directors on May 19, 2005.  The definitive employment agreements will be filed with the Company’s Form 10-Q report for the period ending June 30, 2005.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective at the Company’s 2005 Annual Meeting of Stockholders on May 19, 2005, Steven M. Friedman’s term as a Class II Director of the Company expired.  Mr. Friedman was not nominated for re-election at the Annual Meeting.  Due to the increasing demands of his venture capital business, Mr. Friedman had indicated his desire not to stand for re-election but to serve until his term of office expired at the Annual Meeting.  Mr. Friedman’s desire to allow his term of office to expire and the decision not to nominate Mr. Friedman did not relate to any disagreement with the Company.  At the Annual Meeting, the stockholders elected each of Joerg D. Agin and C. Ann Busby to serve as Class II Directors of the Company for three-year terms expiring at the Company’s annual meeting of stockholders in 2008.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 19, 2005, the Company’s stockholders approved an amendment to the Company’s Restated Certificate of Incorporation.  A Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on May 24, 2005.  The Certificate of Amendment effected the change in the name of the Company from Digital Theater Systems, Inc. to DTS, Inc.  A copy of the Certificate of Amendment is filed herewith as Exhibit 3.1 and is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit 3.1                                          Certificate of Amendment to the Restated Certificate of Incorporation of Digital Theater Systems, Inc.

Exhibit 10.1                                    Digital Theater Systems, Inc. 2005 Performance Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: May 24, 2005	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer